Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-8 of Artemis International Solutions Corporation (the “Company”) of our report dated March 18, 2005 (except for the last paragraph of Note 12, as to which the date is March 29, 2005,) relating to the Company’s consolidated financial statements as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ SQUAR, MILNER, REEHL & WILLIAMSON, LLP
Newport Beach, California
July 6, 2005